UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 22, 2008

American Mortgage Acceptance Company
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or other Jurisdiction of Incorporation)

0-23972	13-6972380
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 317-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 22, 2008, American Mortgage Acceptance Company (the “Registrant”) sold a total of five CMBS assets with a carrying value totaling $20.1 million, in an open auction accepting the highest and best offer from an unrelated third party, incurring a loss of $5.6 million.  The Registrant also foreclosed upon its mortgage on the property at Del Mar Villas, located in Dallas, TX, and sold the property securing its mortgage for $2.2 million in cash, incurring a loss of $773,000.  These sales generated proceeds of $16.8 million, which the Registrant has used to partially repay the amount due under the Bear, Stearns & Co. Inc. (now part of JP Morgan) repurchase facility (the “Repurchase Facility”), originally entered into in May 2007 for the purposes of financing investment activity.  The Registrant expects further asset sales, the proceeds of which will be used to repay the remaining outstanding balance under the Repurchase Facility and the remaining outstanding balance on the Citigroup Global Markets, Inc. (“Citigroup”) repurchase agreement, subject to its related termination agreement, which was originally executed to terminate a repurchase facility with Citigroup for the purpose of funding investment activity for a planned CDO securitization.

The Registrant was unable to obtain alternative financing for its credit lines and was forced to sell the above assets to repay the Repurchase Facility.  Due to losses incurred during the year (as was the case with previously disclosed results as of March 31, 2008, and June 30, 2008) the Registrant’s total remaining liabilities exceed the current value of its total remaining assets.  Given the Registrant's financial condition, there can be no assurance that the Registrant will be able to continue in operation and if liquidated and wound up in a bankruptcy proceeding or otherwise, claims of shareholders would be subordinate to the claims of creditors and other obligors. Therefore, the Registrant does not believe there would be any recovery for common shareholders and believes the common shares are worthless.

Item 9.01.   Financial Statements, Pro Forma Financial Information and Exhibits

Item 9.01.   Financial Statements and Exhibits

(a).          Financial Statements
Not Applicable.

(b).          Pro Forma Financial Information
Not Applicable.

(c).          Exhibits
None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

American Mortgage Acceptance Company (Registrant)

By	/s/ Donald J. Meyer
Donald J. Meyer
Chief Executive Officer

October 27, 2008